Exhibit 99.1

Liberty Global Appoints New CEO for Latin American & Caribbean Operation
Balan Nair, currently Chief Technology & Innovation Officer for Liberty Global, to assume new position upon split-off into separate public company
Denver, Colorado - October 30, 2017:

Liberty Global plc ("Liberty Global" or the “Company”) (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK), the world’s largest international TV and broadband company, today announced that Balan Nair, currently Chief Technology & Innovation Officer for Liberty Global, will assume the position of President and CEO of its Latin American and Caribbean operation once the split-off from Liberty Global occurs, which is expected around the end of the year.

Mr. Nair brings to his new role nearly 25 years of experience in the telecommunications, internet, cable and media industries. As one of Liberty Global’s top executives over the last 10 years, he has managed the group’s fixed and mobile network operations, broadband and video product development and strategic planning. He currently oversees a workforce of 7,500 employees and an operating and capital budget of more than $5 billion in Europe, as well as the technology and product roadmap for Latin America. Mr. Nair will remain in his current position with Liberty Global until the split-off is completed, and a search is already underway for his successor.

Liberty Global CEO, Mike Fries, who will serve as Executive Chairman of the Latin American company after the split-off, said: “Balan is an exceptional technologist and operating executive who has delivered tremendous value to our company as CTO. He has led us into the future with next-generation broadband, video and mobile products, and has transformed our entire technology operating model. I am excited that Balan has agreed to lead this new company into the future, and I look forward to continuing our close working relationship as part of the broader Liberty family.”

Balan Nair added: “It’s been a privilege to work with and learn from Mike Fries and John Malone, and I am proud and humbled to have the opportunity to continue collaborating with them in my new role as President and CEO of Liberty’s Latin American and Caribbean operation. I plan to leverage my experience to build operating and strategic momentum for us in one of the world’s most exciting growth markets.”

In addition to Mr. Fries, who will serve as Executive Chairman, and Balan Nair, the board of the new company is expected to include John Malone, currently Chairman of Liberty Global, Liberty Global directors Paul Gould and Miranda Curtis, and Liberty Global CFO Charles Bracken. Liberty Global has also identified three additional directors who will add regional expertise and strategic value - Eric Zinterhofer, lead independent director and former chairman of Charter Communications; Alfonso de Angoitia, Co-CEO of Grupo Televisa N.A.; and Brendan Paddick, former board member of Cable & Wireless Communications Plc, and founder and former CEO of Columbus Communications.

About Balan Nair

Balan Nair is Executive Vice President and Chief Technology & Innovation Officer for Liberty Global, overseeing its worldwide network, technology and innovation operations, including product development, IT, network operations, mobile operations and global supply chain functions. He also leads both the technology investment venture group and corporate strategy group. Mr. Nair is an executive officer of Liberty Global and sits on the Executive Leadership Team and the Investment Committee, where he is instrumental in working with the Company’s senior management and board to support a customer-centric focus and leverage Liberty’s innovation and technology operating model on a global basis.

Prior to joining Liberty Global in July of 2007, Mr. Nair served as AOL’s Chief Technology Officer overseeing technology, IT, and network operations. Prior to his role at AOL, Mr. Nair spent 12 years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer.

Mr. Nair sits on the boards of Charter Communications, Inc., a leading cable operator in the United States, and Adtran Corporation. In addition, he is a co-chair of Energy 2020, an initiative of the Society of Cable Telecommunications Engineers to reduce the cable industry’s power consumption. He holds a patent in systems development and is a Licensed Professional Engineer in Colorado. Mr. Nair holds a Masters of Business Administration and a Bachelor of Science in electrical engineering, both from Iowa State University.

Forward-Looking Statements and Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the split-off of Liberty’s Latin American and Caribbean operation, including management changes and the timing of the transaction, and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include, among other things, events that are outside of our control, such as hurricanes and other natural disasters, the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; general economic factors and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K, as amended, and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Nothing in this press release constitutes an offer of any securities for sale.

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our 25 million customers who subscribe to 51 million television, broadband internet and telephony services. We also serve over 10 million mobile subscribers and offer WiFi service across 10 million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. The Liberty Global Group also owns 50% of VodafoneZiggo, a Dutch joint venture, which has 4 million customers, 10 million fixed-line subscribers and 5 million mobile subscribers. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region connecting over 40 markets.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 8462 5151	Julia Hart	+31 20 778 3345
John Rea	+1 303 220 4238

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